                                                                       Exhibit 1

--------------------------------------------------------------------------------


                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                             JP FOODSERVICE, INC.,

                           HUDSON ACQUISITION CORP.

                                      AND

                              RYKOFF-SEXTON, INC.



                           DATED AS OF JUNE 30, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                  PAGE
                                                                  ----

                                   ARTICLE I

                                  THE MERGER
SECTION 1.1.    The Merger........................................  2
SECTION 1.2.    Closing...........................................  2
SECTION 1.3.    Effective Time....................................  2
SECTION 1.4.    Effects of the Merger.............................  2
SECTION 1.5.    Certificate of Incorporation and By-laws
                of the Surviving Corporation and JPFI.............  3
SECTION 1.6.    Directors and Officers............................  3
SECTION 1.7.    Reservation of Right to Revise
                Transaction.......................................  5

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

SECTION 2.1.    Effect on Capital Stock...........................  5
SECTION 2.2.    Exchange of Certificates..........................  8
SECTION 2.3.    Certain Adjustments............................... 12

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES


SECTION 3.1.    Representations and Warranties of RSI............. 12
                (a)  Organization, Standing and Corporate Power... 12
                (b)  Subsidiaries................................. 13
                (c)  Capital Structure............................ 13
                (d)  Authority; Noncontravention.................. 15
                (e)  SEC Documents; Undisclosed Liabilities....... 17
                (f)  Information Supplied......................... 17
                (g)  Absence of Certain Changes or Events......... 18
                (h)  Compliance with Applicable Laws; Litigation.. 19
                (i)  Absence of Changes in Benefit Plans.......... 20
                (j)  ERISA Compliance............................. 20
                (k)  Taxes........................................ 22
                (l)  Voting Requirements.......................... 23
                (m)  State Takeover Statutes; Certain Provisions
                     of RSI Certificate........................... 23
                (n)  Accounting Matters........................... 24
                (o)  Brokers...................................... 24
                (p)  Opinion of Financial Advisor................. 24
                (q)  Ownership of JPFI Common Stock............... 25

                (r)  Intellectual Property.........................  25
                (s)  Certain Contracts.............................  25
                (t)  RSI Rights Agreement..........................  26
                (u)  Environmental Liability.......................  26

SECTION 3.2.    Representations and Warranties of JPFI.............  27
                (a)  Organization, Standing and Corporate Power....  27
                (b)  Subsidiaries..................................  27
                (c)  Capital Structure.............................  28
                (d)  Authority; Noncontravention...................  29
                (e)  SEC Documents; Undisclosed Liabilities........  31
                (f)  Information Supplied..........................  32
                (g)  Absence of Certain Changes or Events..........  32
                (h)  Compliance with Applicable Laws; Litigation...  33
                (i)  Absence of Changes in Benefit Plans...........  34
                (j)  ERISA Compliance..............................  34
                (k)  Taxes.........................................  36
                (l)  Voting Requirements...........................  37
                (m)  State Takeover Statutes; Certificate of
                     Incorporation.................................  37
                (n)  Accounting Matters............................  37
                (o)  Brokers.......................................  38
                (p)  Opinion of Financial Advisors.................  38
                (q)  Ownership of RSI Common Stock.................  38
                (r)  Intellectual Property.........................  38
                (s)  Certain Contracts.............................  39
                (t)  JPFI Rights Agreement.........................  39
                (u)  Environmental Liability.......................  40

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1.    Conduct of Business................................  40
SECTION 4.2.    No Solicitation or Negotiations....................  45


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.1.    Preparation of the Form S-4 and the Joint Proxy
                Statement; Stockholders Meetings...................  46
SECTION 5.2.    Letters of RSI's Accountants.......................  47
SECTION 5.3.    Letters of JPFI's Accountants......................  48
SECTION 5.4.    Access to Information; Confidentiality.............  48
SECTION 5.5.    Best Efforts.......................................  49
SECTION 5.6.    Employment Agreements..............................  50
SECTION 5.7.    Indemnification, Exculpation and Insurance.........  50
SECTION 5.8.    Fees and Expenses..................................  51

SECTION 5.9.    Public Announcements...............................  52
SECTION 5.10.   Affiliates.........................................  52
SECTION 5.11.   NYSE Listing.......................................  52
SECTION 5.12.   Tax Treatment......................................  53
SECTION 5.13.   Pooling of Interests...............................  53
SECTION 5.14.   Standstill Agreements; Confidentiality Agreements..  53
SECTION 5.15.   Post-Merger Operations.............................  53
SECTION 5.16.   Conveyance Taxes...................................  53
SECTION 5.17.   8 7/8% Indenture...................................  53
SECTION 5.18.   Certain Tax Matters................................  54

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

SECTION 6.1.    Conditions to Each Party's Obligation to Effect
                the Merger.........................................  54
SECTION 6.2.    Conditions to Obligations of JPFI..................  56
SECTION 6.3.    Conditions to Obligations of RSI...................  56

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.    Termination........................................  57
SECTION 7.2.    Effect of Termination..............................  59
SECTION 7.3.    Amendment..........................................  59
SECTION 7.4.    Extension; Waiver..................................  59
SECTION 7.5.    Termination Expenses...............................  60

                                 ARTICLE VIII

                              GENERAL PROVISIONS

SECTION 8.1.     Nonsurvival of Representations and Warranties.....  60
SECTION 8.2.     Notices...........................................  61
SECTION 8.3.     Definitions.......................................  61
SECTION 8.4.     Interpretation....................................  62
SECTION 8.5.     Counterparts......................................  63
SECTION 8.6.     Entire Agreement; No Third-Party Beneficiaries....  63
SECTION 8.7.     Governing Law.....................................  63
SECTION 8.8.     Assignment........................................  63
SECTION 8.9.     Consent to Jurisdiction...........................  63
SECTION 8.10.    Headings, Etc.....................................  64
SECTION 8.11.    Severability......................................  64

Exhibit A       Form of RSI Stock Option Agreement
Exhibit B       Form of JPFI Stock Option Agreement
Exhibit C       Form of Support Agreement
Exhibit D       Form of JPFI Affiliate Letter
Exhibit E       Form of RSI Affiliate Letter
Exhibit F       Form of Amendment to Amended and Restated By-Laws of JPFI
Exhibit G       Form of Employment Agreement with Mark Van Stekelenburg

          AGREEMENT AND PLAN OF MERGER dated as of June 30, 1997, among JP FOODSERVICE, INC., a Delaware corporation ("JPFI"), HUDSON ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of JPFI, and RYKOFF-SEXTON, INC., a Delaware corporation ("RSI").

          WHEREAS, the respective Boards of Directors of JPFI, Merger Sub and RSI have each approved the merger of RSI with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of RSI ("RSI Common Stock", which reference shall be deemed to include the associated RSI Rights (as defined in Section 3.1(c) attached thereto), other than shares owned by JPFI or RSI, will be converted into the right to receive the Merger Consideration (as defined in Section 1.7); and

          WHEREAS, the respective Boards of Directors of JPFI, Merger Sub and RSI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders; and

          WHEREAS, as a condition to, and on the date immediately following, the execution of this Agreement, JPFI and RSI will enter into a stock option agreement (the "RSI Option Agreement") attached hereto as Exhibit A and a stock option agreement (the "JPFI Option Agreement" and, together with the RSI Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

          WHEREAS, as a condition to, and immediately following, the execution of this Agreement, JPFI and certain stockholders of RSI will enter into, and RSI will execute an acknowledgment to, a support agreement (the "Support Agreement") attached hereto as Exhibit C; and

          WHEREAS, JPFI and RSI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

          SECTION 1.1.  The Merger.  Upon the terms and subject to the
                        ----------
conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), RSI shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of RSI shall cease and Merger Sub shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of RSI in accordance with the DGCL.

          SECTION 1.2.  Closing.  The closing of the Merger (the "Closing") will
                        -------
take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

          SECTION 1.3.  Effective Time.  Subject to the provisions of this
                        --------------
Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as JPFI and RSI shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.4.  Effects of the Merger.  The Merger shall have the
                        ---------------------
effects set forth in Section 259 of the DGCL.

          SECTION 1.5.  Certificate of Incorporation and By-laws of the
                        -----------------------------------------------
Surviving Corporation and JPFI.  (a)  At the Effective Time, the Certificate of
------------------------------
Incorporation and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and by-laws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law; provided, however, that Article First of the Certificate of
                --------  -------
Incorporation of the Surviving Corporation shall be amended to read as follows:

          The name of the Corporation (which is hereinafter referred to as the "Corporation") is Rykoff-Sexton, Inc.

          (b) At the Effective Time, the by-laws of JPFI shall be amended as set forth in Exhibit F and, as so amended, such by-laws shall be the by-laws of JPFI until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.6.  Directors and Officers.  (a)  As of the Effective Time,
                        ----------------------
James L. Miller shall be Chairman and Chief Executive Officer of JPFI and Mark Van Stekelenburg shall be Vice Chairman and President of JPFI and, subject to
Section 1.6(b), shall be nominated for election to the class of directors of the JPFI Board of Directors whose terms shall expire in 1998.

          (b) Prior to the Effective Time, JPFI shall (i) increase the number of members of the Board of Directors of JPFI to 17; (ii) take such action as may be necessary such that the Board of Directors of JPFI, immediately following the Effective Time, is comprised of (A) nine individuals, including each of the incumbent members of the JPFI Board of Directors (or their replacements), no fewer than five of whom shall be outside directors, as selected by JPFI prior to the Effective Time, plus (B) seven individuals, no fewer than four of whom shall be outside directors, two of whom shall be individuals designated by Merrill Lynch Capital Partners, Inc., one of whom shall be Mark Van Stekelenburg, and four of whom shall be current incumbents of the RSI Board of Directors who are not employees of RSI or its subsidiaries or affiliated with Merrill Lynch Capital Partners Inc. to be selected by RSI prior to the Effective Time, and (C) one additional person to be designated by the Chairman of JPFI following the Merger; provided that no person shall be deemed not to be an outside director
        --------
for purposes of this Section 1.6(b) solely because such person is or has been an ML Director (as defined in Section 3.1(d)); and (iii) take such action as may be necessary such that two of the three classes of the JPFI Board of Directors shall be comprised of six directors each, three of whom shall be incumbent directors of the

JPFI Board of Directors pursuant to clause (ii)(A) of this Section 1.6(b) and three of whom shall be designated as directors by RSI pursuant to clause (ii)(B) of this Section 1.6(b), and the third class of the JPFI Board of Directors shall be comprised of five directors, three of whom shall be incumbent directors of the JPFI Board of Directors pursuant to clause (ii)(A) of this Section 1.6(b), one of whom shall be designated as a director by RSI pursuant to clause (ii)(B) of this Section 1.6(b) and one of whom shall be designated as a director by the Chairman of JPFI pursuant to clause (ii)(C) of this Section 1.6(b). The two directors who shall be designated by Merrill Lynch Capital Partners, Inc. shall be appointed, one each, to the class of directors whose terms expire in 1999 and 2000, respectively. Of the four directors to be selected by RSI pursuant to clause (ii)(B) of the first sentence of this Section 1.6(b), James I. Maslon shall be appointed to the class of directors whose terms expire in 1998, and Bernard Sweet shall be appointed to the class of directors whose terms expire in 1999.

          (c) As of the Effective Time, the JPFI Board of Directors shall initially have three committees, as follows: an audit committee, a compensation committee and a nominating committee. Each committee will be comprised of four directors, two of whom shall be designated by JPFI, one of whom shall be designated by RSI and one of whom shall be designated by mutual agreement of JPFI and RSI. The initial chairman of each of the of the audit committee, the compensation committee and the nominating committee shall be, until such chairman's replacement is duly designated by the JPFI Board of Directors, the JPFI director who is currently the incumbent chairman of such committee; provided, however, that in the event any of such chairs becomes vacant for any
--------  -------
reason prior to the Effective Time, the chairman shall be the person thereafter designated by the JPFI Board of Directors pursuant to the Certificate of Incorporation and By-Laws of JPFI. One member of the nominating committee of the JPFI Board of Directors (and of an executive committee thereof, if such a committee is established) shall be designated by Merrill Lynch Capital Partners, Inc. as RSI's designee thereon.

          (d) Except as set forth in Section 1.6(a), the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

          (e) It is currently contemplated that the first three vacancies on the JPFI Board of Directors to occur following the Effective Time shall not be filled, but that in each case the number of directors shall be reduced, so that the total number of directors constituting the JPFI Board of Directors shall thereafter be 14.


          SECTION 1.7.  Reservation of Right to Revise Transaction.  If each of
                        ------------------------------------------
RSI, Merger Sub and JPFI agree, the parties hereto, prior to the receipt of the RSI Stockholder Approval and the JPFI Stockholder Approval (each as defined herein), may change the method of effecting the business combination between JPFI and RSI, and each party shall cooperate in such efforts, including to provide for (a) a merger of RSI with and into JPFI, or (b) mergers (to occur substantially simultaneously) of separate subsidiaries of a Delaware corporation jointly formed by JPFI and RSI for such purpose into each of JPFI and RSI; provided, however, that no such change shall (i) alter or change the amount or
--------  -------
kind of consideration to be issued to holders of RSI Common Stock as provided for in this Agreement (the "Merger Consideration"), other than, in the case of clause (b) above, the identity of the issuer thereof, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to JPFI, RSI or their respective stockholders as a result of receiving the Merger Consideration, or (iii) materially delay receipt of any approval referred to in
Section 6.1(c) or the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

          SECTION 2.1.  Effect on Capital Stock.  As of the Effective Time, by
                        -----------------------
virtue of the Merger and without any action on the part of Merger Sub, RSI or the holder of any shares of the following securities:

          (a)  Cancellation of Treasury Stock and JPFI-Owned Stock.  Each share
               ---------------------------------------------------
of RSI Common Stock that is owned by RSI, Merger Sub or JPFI shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)  Conversion of RSI Common Stock.  Subject to Section 2.2(e), each
               ------------------------------
issued and outstanding share of RSI Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive

0.84 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share ("JPFI Common Stock"), of JPFI. As of the Effective Time, all such shares of RSI Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of RSI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of JPFI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

          (c)  Conversion of Merger Sub Common Stock.  Each share of common
               -------------------------------------
stock, par value $0.10 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d)  JPFI Common Stock.  At and after the Effective Time, each share
               -----------------
of JPFI Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of JPFI and shall not be affected by the Merger.

          (e)  Options and Warrants.  (i)  RSI will take all action necessary
               --------------------
such that, at the Effective Time, each option granted by RSI to purchase shares of RSI Common Stock which is outstanding and exercisable immediately prior thereto shall cease to represent a right to acquire shares of RSI Common Stock and shall be converted into an option to purchase shares of JPFI Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the RSI Stock Plans (as defined in Section 3.1(c)) and the agreements evidencing grants thereunder) (the "Assumed Options"):

               (1) The number of shares of JPFI Common Stock to be subject to the new option shall be equal to the product of the number of shares of RSI Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of JPFI Common Stock
                 --------
          resulting from such multiplication shall be rounded to the nearest whole share; and

               (2) The exercise price per share of JPFI Common Stock under the new option shall be equal to the exercise price per share of RSI Common Stock under the original option divided by the Exchange Ratio, provided that such
                                                         --------
          exercise price shall be rounded to the nearest whole cent.

          (ii) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new options shall be the same as the original options except that all references to RSI shall be deemed to be references to JPFI.

          (iii) At the Effective Time, the warrants, dated May 17, 1996, between RSI and each of Teachers Insurance and Annuity Association of America, the Nippon Credit Bank, Ltd. and Dresdner Bank AG (each, an "Assumed Warrant") shall be assumed by JPFI and shall constitute a warrant to acquire, otherwise on the same terms and conditions as were applicable under such Assumed Warrant, a number of shares of JPFI Common Stock equal to the number of JPFI Common Shares that a holder of such Assumed Warrant would have received in the Merger if such holder had exercised such Assumed Warrant for shares of RSI Common Stock immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the shares of RSI Common Stock subject thereto divided by the number of JPFI Common Shares that a holder of such Assumed Warrant would have received in the Merger if such holder had exercised such Assumed Warrant for shares of RSI Common Stock immediately prior to the Effective Time.

          (iv) As soon as practicable following the Effective Time, JPFI shall deliver, upon due surrender of the Assumed Options and Assumed Warrants, to holders of Assumed Options and Assumed Warrants appropriate option and warrant agreements representing the right to acquire JPFI Common Stock on the same terms and conditions as contained in the Assumed Options and Assumed Warrants (except as otherwise set forth in this Section 2.1(e)). Except as expressly contemplated herein, JPFI shall comply with the terms of the RSI Stock Plans as they apply to the Assumed Options. JPFI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of JPFI Common Stock for delivery upon exercise of the Assumed Options and Assumed Warrants in accordance with this Section 2.1(e). JPFI shall file a registration statement on Form S-8 (or any successor form) or on another appropriate form, effective as of, or reasonably promptly following, the Effective Time, with respect to JPFI Common Stock subject to the Assumed

Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and exercisable. With respect to those individuals who, subsequent to the Effective Time, will be subject to the reporting requirements of Section 16 of the Exchange Act, JPFI shall administer the Hudston Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

          SECTION 2.2.  Exchange of Certificates.  (a)  Exchange Agent.  As of
                        ------------------------        --------------
the Effective Time, JPFI shall enter into an agreement with such bank or trust company as may be designated by JPFI and reasonably satisfactory to RSI (the "Exchange Agent") which shall provide that JPFI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of RSI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of JPFI Common Stock (such shares of JPFI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of JPFI Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of RSI Common Stock.

          (b)  Exchange Procedures.  As soon as reasonably practicable after the
               -------------------
Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of RSI Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as JPFI and RSI may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of JPFI Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of JPFI Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing JPFI Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of RSI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered an agreement in the form of Exhibit E hereto. In the event of a surrender of a Certificate representing shares of RSI Common Stock which are not registered in the transfer records of RSI under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of JPFI Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of JPFI Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of JPFI that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of JPFI Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c)  Distributions with Respect to Unexchanged Shares.  No dividends
               ------------------------------------------------
or other distributions with respect to JPFI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of JPFI Common Stock represented thereby, and, in the case of Certificates representing RSI Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of JPFI Common Stock shall be paid by JPFI to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of JPFI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of JPFI Common Stock and, in the case of Certificates representing RSI Common Stock, the amount of any cash payable in lieu of a fractional share of JPFI Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of JPFI Common Stock.

          (d)  No Further Ownership Rights in RSI Common Stock.  All shares of
               -----------------------------------------------
JPFI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of RSI Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by RSI on such shares of RSI Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of RSI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to JPFI, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e)  No Fractional Shares.  (i)  Notwithstanding anything to the
               --------------------
contrary contained herein, no certificates or scrip representing fractional shares of JPFI Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of JPFI shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of JPFI. In lieu of the issuance of such fractional shares, JPFI shall pay each former holder of RSI Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of RSI Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the JPFI Common Stock as reported on the NYSE Composite Reporting Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date (such average, the "Average JPFI Price").

          (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing RSI Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing RSI Common Stock subject to and in accordance with the terms of
Section 2.2(c).

          (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               ----------------------------
which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to JPFI, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to JPFI for payment of their claim for Merger Consideration, any dividends or distributions with respect to JPFI Common Stock and any cash in lieu of fractional shares of JPFI Common Stock.

          (g)  No Liability.  None of JPFI, RSI, Merger Sub, the Surviving
               ------------
Corporation or the Exchange Agent shall be liable to any person in respect of any shares of JPFI Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of JPFI Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  Investment of Exchange Fund.  The Exchange Agent shall invest any
               ---------------------------
cash included in the Exchange Fund, as directed by JPFI, on a daily basis. Any interest and other income resulting from such investments shall be paid to JPFI.

          (i)  Lost Certificates.  If any Certificate shall have been lost,
               -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of JPFI Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

          SECTION 2.3.  Certain Adjustments.  If between the date hereof and the
                        -------------------
Effective Time, the outstanding shares of RSI Common Stock or of JPFI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of RSI Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1.  Representations and Warranties of RSI.  Except as
                        -------------------------------------
disclosed in the Disclosure Schedule delivered by RSI to JPFI prior to the execution of this Agreement (the "RSI Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, RSI represents and warrants to JPFI as follows:

          (a)  Organization, Standing and Corporate Power.  (i)  Each of RSI and
               ------------------------------------------
its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on RSI. Each of RSI and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on RSI.

          (ii) RSI has delivered to JPFI prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "RSI Certificate") and by-laws not filed as of the date hereof with the RSI Filed SEC Documents (as defined in Section 3.1(g)).

          (iii) In all material respects, the minute books of RSI and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of RSI (or, as the case may be, each of its subsidiaries) since January 1, 1995.

          (b)  Subsidiaries.  Exhibit 21 to RSI's Annual Report on Form 10- K
               ------------
for the fiscal year ended April 27, 1996 includes all the subsidiaries of RSI which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by RSI, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than Liens and restrictions imposed by RSI's debt agreements included as exhibits to the RSI Filed SEC Documents.

          (c)  Capital Structure.  The authorized capital stock of RSI consists
               -----------------
of 40,000,000 shares of RSI Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share ("RSI Preferred Stock"). At the close of business on June 25, 1997: (i) 27,969,503 shares of RSI Common Stock were issued and outstanding; (ii) 271,020 shares of RSI Common Stock were held by RSI in its treasury; (iii) no shares of RSI Preferred Stock were issued and outstanding; (iv) 1,479,113 shares of RSI Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of RSI or its subsidiaries participate as of the date hereof (including, without limitation, the 1980 Stock Option Plan, the 1988 Stock Option and Compensation Plan, the RSI 1989 Director Stock Option Plan, the RSI 1993 Director Stock Option Plan, the 1995 Key Employees Stock Option and Compensation Plan, the RSI Convertible Award Plan (Officer and Key Employee Edition), the RSI Convertible Award Plan (Director Edition), the Amended and Restated Management Stock Option Plan of WS Holdings Corporation, the Amended and Restated US Foodservice Inc. 1992 Stock Option Plan and the Amended and Restated US Foodservice Inc. 1993 Stock Option Plan), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the RSI Filed SEC Documents or delivered to JPFI (such plans, collectively, the "RSI Stock Plans"); (v) 331,761 shares of RSI Common Stock were reserved for issuance upon conversion of the Assumed Warrants and (vi) 125,000 shares of RSI Preferred Stock were reserved for issuance upon exercise of preferred stock purchase rights (the "RSI Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of May 15, 1996, by and between RSI and ChaseMellon Shareholder Services L.L.C., as rights agent (as successor to Chemical Bank) (the "RSI Rights Agreement"). Section 3.1(c) of the RSI Disclosure Schedule sets forth a complete and correct list, as of June 27, 1997, of the number of shares of RSI Common Stock subject to employee stock options or other rights to purchase or receive RSI Common Stock granted under the RSI Stock Plans (collectively, "RSI Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of RSI are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since June 27, 1997 resulting from the issuance of shares of RSI Common Stock pursuant to the RSI Employee Stock Options or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of RSI, (B) any securities of RSI or any RSI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of RSI, (C) any warrants, calls, options or other rights to acquire from RSI or any RSI subsidiary, and any obligation of RSI or any RSI subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of RSI, and (y) there are no outstanding obligations of RSI or any RSI subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of RSI or any RSI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any RSI subsidiary, (B) warrants, calls, options or other rights to acquire from RSI or any RSI subsidiary, and any obligation of RSI or any RSI subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any RSI subsidiary or (C) obligations of RSI or any RSI subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of RSI subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

Except as described in Section 3.1(b), neither RSI nor any RSI subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the RSI Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the RSI subsidiaries, RSI does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to RSI and its subsidiaries as a whole.

          (d)  Authority; Noncontravention.  RSI has all requisite corporate
               ---------------------------
power and authority to enter into this Agreement, each of the Option Agreements and, subject, in the case of the Merger, to the RSI Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Option Agreements by RSI and the consummation by RSI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of RSI, subject, in the case of the Merger, to the RSI Stockholder Approval. This Agreement has been, and the Option Agreements will be, duly executed and delivered by RSI and, assuming the due authorization, execution and delivery thereof by JPFI, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of RSI, enforceable against RSI in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of RSI or any of its subsidiaries or (assuming the consummation of the transactions contemplated hereby without giving effect to Section 1.7) in any restriction on the conduct of JPFI's business or operations under, (i) the RSI Certificate or the by-laws of RSI or the comparable organizational documents of any of its subsidiaries, (ii) except as contemplated by Section 5.17, any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to RSI or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to RSI or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on RSI or JPFI or
(y) reasonably be expected to impair the ability of RSI to perform its obligations under this Agreement and the Option Agreements. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to RSI or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by RSI or the consummation by RSI of the transactions contemplated hereby and thereby, except for (1) the filing of a pre-merger notification and report form by RSI under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the RSI Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the JPFI Stockholders Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which RSI is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on RSI or (y) reasonably be expected to impair the ability of RSI to perform its obligations under this Agreement. The entry into the Support Agreement by the Stockholders (as defined in the Support Agreement) and the consummation of the transactions contemplated thereby has been approved by the RSI Board of Directors in the manner contemplated by Section 3.1(a) of that certain Standstill Agreement (the "Standstill Agreement"), dated as of May 17, 1996, by and between RSI and the ML Entities (as defined therein). The entry into this Agreement and the consummation of the transactions contemplated hereby has been agreed to by a majority of the ML Directors (as defined in the Standstill Agreement) for all purposes of the Standstill Agreement as may be relevant to effecting the transactions contemplated by this Agreement and the Support Agreement (including, without limitation, Section 2.2(a) thereof).

          (e)  SEC Documents; Undisclosed Liabilities.  RSI has filed all
               --------------------------------------
required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "RSI SEC Documents"). As of their respective dates, the RSI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RSI SEC Documents, and none of the RSI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of RSI included in the RSI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of RSI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). RSI has not treated as restructuring charges any significant expenses that RSI would otherwise have expensed against operating income in the ordinary course of business. Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither RSI nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on RSI.

          (f)  Information Supplied.  None of the information supplied or to be
               --------------------
supplied by RSI specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by JPFI in connection with the issuance of JPFI Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to RSI's stockholders or at the time of the RSI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by RSI with respect to statements made or incorporated by reference therein based on information supplied by JPFI specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g)  Absence of Certain Changes or Events.  Except for liabilities
               ------------------------------------
incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby and thereby, and except as permitted by Section 4.1(a), since April 27, 1996, RSI and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any RSI SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in RSI, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of RSI's capital stock, (iii) any split, combination or reclassification of any of RSI's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of RSI's capital stock, except for issuances of RSI Common Stock upon exercise or conversion of RSI Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to
Section 4.1(a), (iv)(A) any granting by RSI or any of its subsidiaries to any current or former director, executive officer or other key employee of RSI or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of April 27, 1996 or disclosed in Section 3.1(i) of the RSI Disclosure Schedule, (B) any granting by RSI or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by RSI or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in RSI SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "RSI Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by RSI materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the RSI Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on RSI or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by RSI or any of the RSI subsidiaries during the period from April 28, 1996 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a).

          (h)  Compliance with Applicable Laws; Litigation.  (i)  RSI, its
               -------------------------------------------
subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of RSI and its subsidiaries (the "RSI Permits"), except where the failure to have any such RSI Permits individually or in the aggregate would not have a material adverse effect on RSI. RSI and its subsidiaries are in compliance with the terms of the RSI Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on RSI. As of the date of this Agreement, except as disclosed in the RSI Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to RSI or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.3) of RSI, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on RSI or (B) reasonably be expected to impair the ability of RSI to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

          (ii) Neither RSI nor any RSI subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on RSI.

          (i)  Absence of Changes in Benefit Plans.  RSI has delivered to JPFI
               -----------------------------------
true and complete copies of (i) all severance and employment agreements of RSI with directors, executive officers or key employees, (ii) all severance programs and policies of each of RSI and each RSI subsidiary, and (iii) all plans or arrangements of RSI and each RSI subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to a RSI Filed SEC Document. Since April 27, 1996, there has not been any adoption or amendment in any material respect by RSI or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of RSI or any of its wholly owned subsidiaries (collectively, the "RSI Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any RSI pension plans, or any material change in the manner in which contributions to any RSI pension plans are made or the basis on which such contributions are determined. Since April 27, 1996, neither RSI nor any RSI subsidiary has amended any RSI Employee Stock Options or any RSI Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

          (j)  ERISA Compliance.  (i)  With respect to the RSI Benefit Plans, no
               ----------------
event has occurred and, to the knowledge of RSI, there exists no condition or set of circumstances, in connection with which RSI or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on RSI under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

          (ii) Each RSI Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any RSI Benefit Plan that individually or in the aggregate would not have a material adverse effect on RSI. RSI, its subsidiaries and all the RSI Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on RSI. Each RSI Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified and each trust established in connection with any RSI Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of RSI, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such RSI Benefit Plan or the exempt status of any such trust.

          (iii) Neither RSI nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No RSI Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of RSI, there are not any facts or circumstances that would materially change the funded status of any RSI Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. Each RSI Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA is set forth on Section 3.1(j)(iii) of the RSI Disclosure Schedule.

          (iv) With respect to each of the RSI Benefit Plans (other than any multiemployer plan) that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect. With respect to any RSI Benefit Plan that is a multiemployer plan, (A) neither RSI nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (B) the aggregate withdrawal liability of RSI and its subsidiaries, computed as if a complete withdrawal by RSI and any of its subsidiaries had occurred under each such RSI Benefit Plan on the date hereof, would not be material.

          (v) No RSI Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

          (vi) RSI has previously provided to JPFI a copy of each collective bargaining or other labor union contract applicable to persons employed by RSI or any of its subsidiaries to which RSI or any of its subsidiaries is a party. No collective bargaining agreement is being negotiated or renegotiated by RSI or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against RSI or any of its subsidiaries pending or, to the knowledge of RSI, threatened which may interfere with the respective business activities of RSI or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on RSI. As of the date of this Agreement, to the knowledge of RSI, none of RSI, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of RSI or any of its subsidiaries, and there is no material charge or complaint against RSI or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (vii) No employee of RSI will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any RSI Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that substantially all RSI Employee Stock Options will vest as of the date on which RSI Stockholder Approval is obtained.

          (k)    Taxes.  (i)  Each of RSI and its subsidiaries has filed all
                 -----
material tax returns and reports required to be filed by it (taking into account all applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on RSI. RSI and each of its subsidiaries has paid (or RSI has paid or caused to be paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the RSI Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by RSI and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have, to the knowledge of RSI, been proposed, asserted or assessed against RSI or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on RSI. The federal income tax returns of RSI and each of its subsidiaries consolidated in such returns for tax years through 1993 (1992 in the case of U.S. Foodservice and its subsidiaries) have closed by virtue of the applicable statute of limitations.

          (iii) Neither RSI nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts described in (x) or (y) as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (l)    Voting Requirements.  The affirmative vote at the RSI
                 -------------------
Stockholders Meeting (the "RSI Stockholder Approval") of the holders of a majority of all outstanding shares of RSI Common Stock to adopt this Agreement is the only vote of the holders of any class or series of RSI's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (m)    State Takeover Statutes; Certain Provisions of RSI Certificate.
                 --------------------------------------------------------------
The Board of Directors of RSI has adopted a resolution or resolutions approving this Agreement and the Option Agreements and the transactions contemplated hereby and thereby and, assuming the accuracy of JPFI's representation and warranty contained in Section 3.2(q), (a) such approval constitutes approval of the Merger and the other transactions contemplated hereby and by the Option Agreements by the RSI Board of

Directors under (i) the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and (ii) Section A.2. of Article Fourteenth of the RSI Certificate such that the 80% vote otherwise required by Article Fourteenth does not apply to this Agreement, the Option Agreements or the transactions contemplated hereby or thereby; and (b) for purposes of Article Twelfth of the RSI Certificate ("Article Twelfth"), such approval constitutes approval of this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (and the RSI Board of Directors has conclusively determined, pursuant to Article Twelfth, that such agreements together constitute the "memorandum of understanding" contemplated by Article Twelfth) for purposes of Section B of Article Twelfth such that the 80% vote otherwise required by Article Twelfth does not apply to this Agreement, the Option Agreements or the transactions contemplated hereby or thereby. To the knowledge of RSI, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          (n)  Accounting Matters.  To its knowledge, neither RSI nor any of its
               ------------------
affiliates (as such term is used in Section 5.10) has taken or agreed to take any action (including, without limitation, in connection with any RSI Stock Plan or any agreement thereunder) that would prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests" and RSI has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

          (o)  Brokers.  No broker, investment banker, financial advisor or
               -------
other person other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Wasserstein Perella & Co., Inc. ("Wasserstein") , the fees and expenses of which will be paid by RSI, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RSI. RSI has furnished to JPFI true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (p)  Opinions of Financial Advisors.  RSI has received the opinions of
               ------------------------------
Merrill Lynch and Wasserstein, each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of RSI Common Stock into JPFI Common Stock is fair from a financial point of view to holders of shares of RSI Common Stock (other than JPFI and its affiliates), signed copies of which opinions have been delivered to JPFI, it being understood and agreed by JPFI that such opinions are for the benefit of the Board of Directors of RSI and may not be relied upon by JPFI, its affiliates or any of their respective stockholders.

          (q)  Ownership of JPFI Common Stock.  To the knowledge of RSI, as of
               ------------------------------
the date hereof (and before giving effect to the JPFI Option Agreement, which will be entered into immediately after the execution of this Agreement), neither RSI nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of JPFI.

          (r)  Intellectual Property.  RSI and its subsidiaries own or have a
               ---------------------
valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "RSI Intellectual Property") necessary to carry on its business substantially as currently conducted except for such RSI Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on RSI. Neither RSI nor any such subsidiary has received any notice of infringement of or conflict with, and, to RSI's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any RSI Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on RSI.

          (s)  Certain Contracts.  Except as set forth in the RSI Filed SEC
               -----------------
Documents, neither RSI nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of RSI and its subsidiaries (including, for purposes of this Section 3.1(s), JPFI and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "RSI Material Contracts"). RSI has delivered to JPFI, prior to the execution of this Agreement, complete and correct copies of all RSI Material Contracts not filed as exhibits to the RSI Filed SEC Documents. Each RSI Material Contract is valid and binding on RSI (or, to the extent a RSI subsidiary is a party, such subsidiary) and is in full force and effect, and RSI and each RSI subsidiary have in all material respects performed all obligations required to be performed by them to date under each RSI Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on RSI. Neither RSI nor any RSI subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of RSI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any RSI Material Contract.

          (t)  RSI Rights Agreement.  RSI has taken all action (including, if
               --------------------
required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the RSI Rights Agreement or amending the RSI Rights Agreement) so that the entering into of this Agreement, the RSI Option Agreement and the Support Agreement, the Merger, the acquisition of shares pursuant to the RSI Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the RSI Rights Agreement or enable or require the RSI Rights to be exercised, distributed or triggered.

          (u)  Environmental Liability.  There are no legal, administrative,
               -----------------------
arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against RSI or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition of, on RSI or any of its subsidiaries, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation could reasonably be expected to have a material adverse effect on RSI. To the knowledge of RSI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on RSI.

          SECTION 3.2.  Representations and Warranties of JPFI and Merger Sub.
                        -----------------------------------------------------
Except as disclosed in the Disclosure Schedule delivered by JPFI and Merger Sub to RSI prior to the execution of this Agreement (the "JPFI Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, JPFI and Merger Sub jointly and severally represent and warrant to RSI as follows:

            (a)  Organization, Standing and Corporate Power.  (i)  Each of JPFI
                 ------------------------------------------
and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on JPFI. Each of JPFI and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on JPFI.

          (ii) JPFI has delivered to RSI prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "JPFI Certificate") and by-laws not filed as of the date hereof with the JPFI Filed SEC Documents (as defined in Section 3.2(g)).

          (iii) In all material respects, the minute books of JPFI and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of JPFI (or, as the case may be, each of its subsidiaries) since January 1, 1995.

            (b)  Subsidiaries.  Exhibit 21 to JPFI's Annual Report on Form 10-K
                 ------------
for the fiscal year ended June 29, 1996 includes all the subsidiaries of JPFI which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by JPFI, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (c)  Capital Structure.  The authorized capital stock of JPFI consists
               -----------------
of 75,000,000 shares of JPFI Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("JPFI Preferred Stock"). At the close of business on June 24, 1997: (i) 22,588,688.61 shares of JPFI Common Stock were issued and outstanding (including shares of restricted JPFI Common Stock); (ii) no shares of JPFI Common Stock were held by JPFI in its treasury; (iii) no shares of JPFI Preferred Stock were issued and outstanding; (iv) 4,264,329 shares of JPFI Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of JPFI or its subsidiaries participate as of the date hereof, including, without limitation, the JPFI 1994 Stock Incentive Plan, the JPFI Stock Option Plan for Outside Directors and the JPFI 1994 Employee Stock Purchase Plan, complete and correct copies of which, in each case as amended as of the date hereof, have been filed with the JPFI Filed SEC Documents or delivered to RSI (such plans, collectively, the "JPFI Stock Plans"); and (v) 350,000 shares of JPFI Preferred Stock were reserved for issuance upon exercise of preferred share purchase rights issued pursuant to the Rights Agreement, dated as of February 19, 1996, between JPFI and The Bank of New York, as rights agent (the "JPFI Rights Agreement"). Section 3.2(c) of the JPFI Disclosure Schedule sets forth a complete and correct list, as of June 24, 1997, of the number of shares of JPFI Common Stock subject to employee stock options or other rights to purchase or receive JPFI Common Stock granted under the JPFI Stock Plans (collectively, "JPFI Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of JPFI are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c), and except for changes since June 24, 1997 resulting from the issuance of shares of JPFI Common Stock pursuant to the JPFI Employee Stock Options or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of JPFI, (B) any securities of JPFI or any JPFI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of JPFI, (C) any warrants, calls, options or other rights to acquire from JPFI or any JPFI subsidiary, and any obligation of JPFI or any JPFI subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of JPFI, and (y) there are no outstanding obligations of JPFI or any JPFI subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of JPFI or any JPFI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any JPFI subsidiary, (B) warrants, calls, options or other rights to acquire from JPFI or any JPFI subsidiary, and any obligation of JPFI or any JPFI subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any JPFI subsidiary or (C) obligations of JPFI or any JPFI subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of JPFI subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither JPFI nor any JPFI subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the JPFI Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the JPFI subsidiaries, JPFI does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to JPFI and its subsidiaries as a whole.

          (d)  Authority; Noncontravention.  Each of JPFI and Merger Sub has all
               ---------------------------
requisite corporate power and authority to enter into this Agreement, and JPFI has all requisite corporate power and authority to enter into the Option Agreements and the Support Agreement and, subject to the JPFI Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of JPFI and Merger Sub, and the execution and delivery of the Option Agreements and the Support Agreement by JPFI and the consummation by JPFI and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of JPFI and Merger Sub, subject, in the case of the Merger and the issuance of JPFI Common Stock in connection with the Merger, to the JPFI Stockholder Approval. This Agreement has been, and the Support Agreement and Option Agreements will be, duly executed and delivered by JPFI (and, in the case of this Agreement, by Merger Sub) and, assuming the due authorization, execution and delivery thereof by RSI, constitute (or will constitute, as the case may be) the legal, valid and binding obligation of JPFI (and, in the case of this Agreement, Merger Sub), enforceable against JPFI (and, in the case of this Agreement, Merger Sub) in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement, the Support Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of JPFI or any of its subsidiaries or (assuming the consummation of the transactions contemplated hereby without giving effect to Section 1.7) in any restriction on the conduct of JPFI's business or operations under, (i) the JPFI Certificate or the by-laws of JPFI or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to JPFI or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JPFI or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on JPFI or (y) reasonably be expected to impair the ability of JPFI or Merger Sub to perform its obligations under this Agreement (and, in the case of JPFI individually, under the Option Agreements and the Support Agreement). No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to JPFI or any of its subsidiaries in connection with the execution and delivery of this Agreement by JPFI and Merger Sub, or the execution and delivery by JPFI of the Option Agreements and the Support Agreement, or the consummation by JPFI or Merger Sub of the transactions contemplated hereby or thereby, except for (1) the filing of a pre-merger notification and report form by JPFI under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the JPFI Stockholders Meeting, (B) the Form S-4 and (C) such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which JPFI is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of JPFI Common Stock that are to be issued in the Merger and under the RSI Stock Plans to be listed on the NYSE; and
(5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on JPFI or (y) reasonably be expected to impair the ability of JPFI or Merger Sub to perform its obligations under this Agreement.

          (e)  SEC Documents; Undisclosed Liabilities.  JPFI has filed all
               --------------------------------------
required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "JPFI SEC Documents"). As of their respective dates, the JPFI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such JPFI SEC Documents, and none of the JPFI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of JPFI included in the JPFI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of JPFI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
JPFI has not treated as restructing charges any significant expenses that JPFI would otherwise have expensed against operating income in the ordinary course of business. Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither JPFI nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on JPFI.

          (f)  Information Supplied.  None of the information supplied or to be
               --------------------
supplied by JPFI specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to JPFI's stockholders or at the time of the JPFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by JPFI with respect to statements made or incorporated by reference therein based on information supplied by RSI specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

          (g)  Absence of Certain Changes or Events.  Except for liabilities
               ------------------------------------
incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, and except as permitted by Section 4.1(b), since June 29, 1996, JPFI and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any JPFI SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in JPFI, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of JPFI's capital stock, (iii) any split, combination or reclassification of any of JPFI's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of JPFI's capital stock, except for issuances of JPFI Common Stock upon exercise or conversion of JPFI Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b), (iv)(A) any granting by JPFI or any of its subsidiaries to any current or former director, executive officer or other key employee of JPFI or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of June 29, 1996, (B) any granting by JPFI or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by JPFI or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in JPFI SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "JPFI Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by JPFI materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the JPFI Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on JPFI or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by JPFI or any of the JPFI subsidiaries during the period from June 30, 1996 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

          (h)  Compliance with Applicable Laws; Litigation.  (i)  JPFI, its
               -------------------------------------------
subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of JPFI and its subsidiaries (the "JPFI Permits") except where the failure to have any such JPFI Permits individually or in the aggregate would not have a material adverse effect on JPFI. JPFI and its subsidiaries are in compliance with the terms of the JPFI Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on JPFI. As of the date of this Agreement, except as disclosed in the JPFI Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to JPFI or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of JPFI, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on JPFI or (B) reasonably be expected to impair the ability of JPFI or Merger Sub to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

          (ii) Neither JPFI nor any JPFI subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on JPFI.

          (i)  Absence of Changes in Benefit Plans.  JPFI has delivered to RSI
               -----------------------------------
true and complete copies of (i) all severance and employment agreements of JPFI with directors, executive officers or key employees, (ii) all severance programs and policies of each of JPFI and each JPFI subsidiary, and (iii) all plans or arrangements of JPFI and each JPFI subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to the JPFI Filed SEC Documents. Since June 29, 1996, there has not been any adoption or amendment in any material respect by JPFI or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of JPFI or any of its wholly owned subsidiaries (collectively, the "JPFI Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any JPFI pension plans, or any material change in the manner in which contributions to any JPFI pension plans are made or the basis on which such contributions are determined. Since June 29, 1996, neither JPFI nor any JPFI subsidiary has amended any JPFI Employee Stock Options or any JPFI Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

          (j)  ERISA Compliance.  (i)  With respect to the JPFI Benefit Plans,
               ----------------
no event has occurred and, to the knowledge of JPFI, there exists no condition or set of circumstances, in connection with which JPFI or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on JPFI under ERISA, the Code or any other applicable law.

          (ii) Each JPFI Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any JPFI Benefit Plan that individually or in the aggregate would not have a material adverse effect on JPFI. JPFI, its subsidiaries and all the JPFI Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on JPFI. Each JPFI Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any JPFI Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of JPFI, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such JPFI Benefit Plan or the exempt status of any such trust.

          (iii) Neither JPFI nor any of its subsidiaries has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No JPFI Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of JPFI, there are not any facts or circumstances that would materially change the funded status of any JPFI Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

          (iv) With respect to each of the JPFI Benefit Plans (other than any multiemployer plan) that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect. With respect to any JPFI Benefit Plan that is a multiemployer plan, (A) neither JPFI nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (B) the aggregate withdrawal liability of JPFI and its subsidiaries, computed as if a complete withdrawal by JPFI and any of its subsidiaries had occurred under each such JPFI Benefit Plan on the date hereof, would not be material.

          (v) No JPFI Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

          (vi) JPFI has previously provided to RSI a copy of each collective bargaining or other labor union contract applicable to persons employed by JPFI or any of its subsidiaries to which JPFI or any of its subsidiaries is a party. No collective bargaining agreement is being negotiated or renegotiated by JPFI or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against JPFI or any of its subsidiaries pending or, to the knowledge of JPFI, threatened which may interfere with the respective business activities of JPFI or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on JPFI. As of the date of this Agreement, to the knowledge of JPFI, none of JPFI, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of JPFI or any of its subsidiaries, and there is no material charge or complaint against JPFI or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (vii) No employee of JPFI will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any JPFI Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

          (k) Taxes.  (i)  Each of JPFI and its subsidiaries has filed all
              -----
material tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on JPFI. JPFI and each of its subsidiaries has paid (or JPFI has paid or caused to be paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the JPFI Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by JPFI and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have, to the knowledge of JPFI, been proposed, asserted or assessed against JPFI or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on JPFI. None of the federal income tax returns of JPFI and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

          (iii) Neither JPFI nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (l)  Voting Requirements.  The affirmative vote at the JPFI
                 -------------------
Stockholders Meeting (the "JPFI Stockholder Approval") of the holders of a majority of shares of JPFI Common Stock present in person or by proxy at a duly convened and held meeting of JPFI stockholders is the only vote of the holders of any class or series of JPFI's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the JPFI Common Stock pursuant to the Merger.

            (m)  State Takeover Statutes; Certificate of Incorporation.  The
                 -----------------------------------------------------
Board of Directors of JPFI has approved this Agreement, the Option Agreements, the Support Agreement and the transactions contemplated hereby and thereby, and, assuming the accuracy of RSI's representation and warranty contained in Section 3.1(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby and thereby by the JPFI Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement, the Option Agreements, the Support Agreement or the transactions contemplated hereby and thereby. To the knowledge of JPFI, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

            (n)  Accounting Matters.  To its knowledge, neither JPFI nor any of
                 ------------------
its affiliates (as such term is used in Section 5.10) has taken or agreed to take any action (including, without limitation, in connection with any JPFI Stock Plan or any agreement thereunder) that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests, and JPFI has no reason to believe that the Merger will not qualify for "pooling of interest" accounting.

          (o)  Brokers.  No broker, investment banker, financial advisor or
               -------
other person, other than Goldman Sachs & Co. ("Goldman"), Smith Barney Inc. ("Smith Barney") and PaineWebber Inc., the fees and expenses of which will be paid by JPFI, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JPFI. JPFI has furnished to RSI true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (p)  Opinions of Financial Advisors.  JPFI has received the opinions
               ------------------------------
of Goldman and Smith Barney, each dated the date of this Agreement, each to the effect that, as of such date, the Exchange Ratio for the conversion of RSI Common Stock into JPFI Common Stock is fair from a financial point of view to JPFI, signed copies of which opinions have been delivered to RSI, it being understood and agreed by RSI that such opinions are for the benefit of the Board of Directors of JPFI and may not be relied upon by RSI, its affiliates or any of their respective stockholders.

          (q)  Ownership of RSI Common Stock.  To the knowledge of JPFI, as of
               -----------------------------
the date hereof or at any time within twelve months prior to the date of this Agreement (and before giving effect to the RSI Option Agreement, which will be entered into immediately after the execution of this Agreement) neither JPFI nor, to its knowledge without independent investigation, any of its affiliates,
(i) beneficially owns (as defined in either Rule 13d-3 under the Exchange Act or in Article Fourteenth of the RSI Certificate of Incorporation) or owned, directly or indirectly, or (ii) is or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of RSI.

          (r)  Intellectual Property.  JPFI and its subsidiaries own or have a
               ---------------------
valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "JPFI Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such JPFI Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on JPFI. Neither JPFI nor any such subsidiary has received any notice of infringement of or conflict with, and, to JPFI's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any JPFI Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on JPFI.

          (s)  Certain Contracts.  Except as set forth in the JPFI Filed SEC
               -----------------
Documents, neither JPFI nor any of its subsidiaries is a party to or bound by
(i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of JPFI and its subsidiaries (including RSI and its subsidiaries, assuming the Merger had taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "JPFI Material Contracts"). JPFI has delivered to RSI, prior to the execution of this Agreement, complete and correct copies of all JPFI Material Contracts not filed as exhibits to the JPFI Filed SEC Documents. Each JPFI Material Contract is valid and binding on JPFI (or, to the extent a JPFI subsidiary is a party, such subsidiary) and is in full force and effect, and JPFI and each JPFI subsidiary have in all material respects performed all obligations required to be performed by them to date under each JPFI Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on JPFI. Neither JPFI nor any JPFI subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of JPFI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any JPFI Material Contract.

          (t)  JPFI Rights Agreement.  JPFI has taken all action (including, if
               ---------------------
required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the JPFI Rights Agreement or amending the JPFI Rights Agreement) so that the entering into of this Agreement, the JPFI Option Agreement and the Merger, the acquisition of shares pursuant to the JPFI Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the JPFI Rights Agreement or enable or require the JPFI Rights to be exercised, distributed or triggered.

          (u)  Environmental Liability.  There are no legal, administrative,
               -----------------------
arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against JPFI or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on JPFI or any of its subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, CERCLA, which liability or obligation could reasonably be expected to have a material adverse effect on JPFI. To the knowledge of JPFI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on JPFI.


                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 4.1.  Conduct of Business.  (a)  Conduct of Business by RSI.
                        -------------------        --------------------------
Except as set forth in Section 4.1(a) of the RSI Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by JPFI in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, RSI shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, RSI shall not, and shall not permit any of its subsidiaries to:

               (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of RSI to its parent, or by a subsidiary that is partially owned by RSI or any of its subsidiaries, provided that RSI or any such subsidiary receives or is to receive its proportionate share thereof, or regular semi-annual dividends not to exceed $.03 per share, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of RSI Common Stock upon the exercise of RSI Employee Stock Options or the Assumed Warrants, in each case, outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(a)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of RSI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of RSI Employee Stock Options outstanding on the date hereof, or in connection with withholding obligations relating thereto);

              (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of RSI Common Stock upon the exercise or conversion of RSI Employee Stock Options or the Assumed Warrants, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of RSI Employee Stock Options (and shares of RSI Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of RSI Common Stock subject to RSI Employee Stock Options issued to such employees does not exceed 250,000 shares of RSI Common Stock in the aggregate);

             (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

              (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or pursuant to RSI's current capital and operating budgets (in each case, as previously provided to JPFI), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of RSI;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

              (vi) take any action that would cause the representations and warranties set forth in Section 3.1(g) and qualified as to materiality to be no longer true and correct or, if not so qualified, to be no longer true and correct in all material respects;

             (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility in effect as of the date hereof, in the ordinary course of business consistent with past practice;

            (viii) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

              (ix) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms; or

               (x) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between RSI and any wholly owned subsidiary or between any wholly owned subsidiaries of RSI.

          (b)  Conduct of Business by JPFI.  Except as set forth in Section
               ---------------------------
4.1(b) of the JPFI Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by RSI in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, JPFI shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, JPFI shall not, and shall not permit any of its subsidiaries to:

               (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of JPFI to its parent, or by a subsidiary that is partially owned by JPFI or any of its subsidiaries, provided that JPFI or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of JPFI Common Stock upon the exercise of JPFI Employee Stock Options outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(b)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of JPFI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of JPFI Employee Stock Options, or in connection with withholding obligations relating thereto);

              (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of JPFI Common Stock upon the exercise of JPFI Employee Stock Options outstanding as of the date hereof in accordance with their present terms or the issuance of JPFI Employee Stock Options (and shares of JPFI Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of JPFI Common Stock subject to JPFI Employee Stock Options issued to employees does not exceed 300,000 shares of JPFI Common Stock in the aggregate);

             (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

              (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or pursuant to JPFI's current capital and operating budgets (in each case, as previously provided to RSI), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of JPFI;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

              (vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) and qualified as to materiality to be no longer be true and correct or or, if not so qualified, to be no longer true and correct in all material respects;

             (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility in effect as of the date hereof, in the ordinary course of business consistent with past practice;

            (viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

              (ix) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms; or

               (x) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction between JPFI and any wholly owned subsidiary or between any wholly owned subsidiaries of JPFI.

          (c)  Other Actions.  Except as required by law, RSI and JPFI shall
               -------------
not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (d)  Advice of Changes.  RSI and JPFI shall promptly advise the other
               -----------------
party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          SECTION 4.2. No Solicitation or Negotiations.  (a)  Neither JPFI nor
                       -------------------------------
RSI shall, directly or indirectly, solicit or encourage (including by way of furnishing information), or authorize any individual, corporation or other entity to solicit or encourage (including by way of furnishing information), from any third party any inquiries or proposals relating to, or conduct negotiations or discussions with any third party with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any proposal or offer relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its subsidiaries with or into any corporation or other entity other than as provided in this Agreement, the Option Agreements or the Support Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any such matters).

          (b) Nothing contained in Section 4.2(a) or Section 5.1 shall prohibit RSI or JPFI from taking and disclosing to its respective stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          SECTION 5.1.  Preparation of the Form S-4 and the Joint Proxy
                        -----------------------------------------------
Statement; Stockholders Meetings.  (a)  As soon as practicable following the
--------------------------------
date of this Agreement, RSI and JPFI shall prepare and file with the SEC the Joint Proxy Statement, and JPFI shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of RSI and JPFI shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. RSI will use all best efforts to cause the Joint Proxy Statement to be mailed to RSI's stockholders, and JPFI will use all best efforts to cause the Joint Proxy Statement to be mailed to JPFI's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. JPFI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of JPFI Common Stock in the Merger and RSI shall furnish all information concerning RSI and the holders of RSI Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by JPFI without RSI's prior consent (which shall not be unreasonably withheld) and without providing RSI the opportunity to review and comment thereon. JPFI will advise RSI, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the JPFI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to RSI or JPFI, or any of their respective affiliates, officers or directors, should be discovered by RSI or JPFI which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of RSI and JPFI.

          (b) RSI shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "RSI Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the RSI Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

          (c) JPFI shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "JPFI Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the JPFI Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

          (d) JPFI and RSI will use best efforts to hold the RSI Stockholders Meeting and the JPFI Stockholders Meeting on the same date and as soon as reasonably practicable after the date hereof.

          SECTION 5.2.  Letters of RSI's Accountants.  (a)  RSI shall use best
                        ----------------------------
efforts to cause to be delivered to JPFI two letters from RSI's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to JPFI, in form and substance reasonably satisfactory to JPFI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) RSI shall use best efforts to cause to be delivered to JPFI and JPFI's independent accountants a letter from RSI's independent accountants addressed to JPFI and RSI, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

          SECTION 5.3.  Letters of JPFI's Accountants.  (a)  JPFI shall use best
                        -----------------------------
efforts to cause to be delivered to RSI two letters from JPFI's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to RSI, in form and substance reasonably satisfactory to RSI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) JPFI shall use best efforts to cause to be delivered to RSI and RSI's independent accountants a letter from JPFI's independent accountants, addressed to RSI and JPFI, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

          SECTION 5.4.  Access to Information; Confidentiality.  Subject to the
                        --------------------------------------
Confidentiality Agreements dated April 22, 1997, each as amended as of June 13, 1997, between JPFI and RSI (the "Confidentiality Agreements"), and subject to applicable law, each of RSI and JPFI shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of RSI and JPFI shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of RSI and JPFI will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

          SECTION 5.5.  Best Efforts.  (a)  Upon the terms and subject to the
                        ------------
conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) In connection with and without limiting the foregoing, RSI and JPFI shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Option Agreements, the Support Agreement or any of the transactions contemplated hereby and thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.6.  Employment Agreements.  (a)  From and after the
                        ---------------------
Effective Time, JPFI will, and will cause Merger Sub to, honor in accordance with their respective terms, and assume and agree to perform, in the same manner and to the same extent that RSI would be required to do if the Merger had not taken place, the RSI Benefit Plans, the RSI Stock Plans (subject to Section 2.1(e)) and all employment, severance and change in control agreements in effect as of the date hereof. For the purpose of any such Plan or agreement that contains a provision relating to a change in control of RSI and that is disclosed as such on Section 5.6(a) of the RSI Disclosure Schedule, JPFI acknowledges that the consummation of the Merger constitutes such a change in control. RSI and JPFI will cooperate on and after the date of this Agreement to develop appropriate employee benefit plans, programs and arrangements, including, but not limited to, executive and incentive compensation, stock option and supplemental executive retirement plans, for employees and directors of the Surviving Corporation and its subsidiaries from and after the Effective Time. Nothing in this Section 5.6 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any RSI Stock Plans or RSI Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, or be deemed to constitute an employment contract between JPFI or the Surviving Corporation and any individual, or a waiver of JPFI's or the Surviving Corporation's right to discharge any employee at any time, with or without cause.

          (b) Each of RSI and JPFI will take the actions indicated on Section 5.6(b) of the RSI Disclosure Schedule to be taken by it at or prior to the time specified therein, including the execution, at the Effective Time, of an employment agreement with Mark Van Stekelenburg in the form attached to this Agreement as Exhibit G.

          SECTION 5.7.  Indemnification, Exculpation and Insurance.  (a)  JPFI
                        ------------------------------------------
agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of RSI and its subsidiaries (and any of their respective predecessors, including, without limitation, US Foodservice Inc., a Delaware corporation ("US Foodservice"), that was merged within and into

USF Acquisition Corporation on May 17, 1996) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of RSI or in Section 7.13 of the Agreement and Plan of Merger dated February 2, 1996, among RSI, USF Acquisition Corporation and US Foodservice. In addition, from and after the Effective Time, directors and officers of RSI who become directors or officers of JPFI will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of JPFI.

          (b) In the event that JPFI or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of JPFI assume the obligations set forth in this
Section 5.7.

          (c) JPFI shall use its best efforts to provide to RSI's current directors and officers, for six years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by RSI's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall JPFI be required to expend more than 200% of the current amount expended by RSI to maintain such coverage.

          (d) The provisions of this Section 5.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 5.8.  Fees and Expenses.  All fees and expenses incurred in
                        -----------------
connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (x) to the extent set forth in
Section 7.5 hereof and (y) that each of JPFI and RSI shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

          SECTION 5.9.  Public Announcements.  JPFI and RSI will consult with
                        --------------------
each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, the Option Agreements and the Support Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.10.  Affiliates.  (a)  As soon as practicable after the date
                         ----------
hereof, RSI shall deliver to JPFI a letter identifying all persons who may be deemed to be, at the time this Agreement is submitted for adoption by the stockholders of RSI, "affiliates" of RSI for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. RSI shall use best efforts to cause each person identified on such list to deliver to JPFI not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit E hereto. JPFI shall use best efforts to cause all persons who are "affiliates" of JPFI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to RSI not less than 30 days prior to the Effective Time, a written agreement substantially in the form of the fourth paragraph of Exhibit D hereto.

          (b) JPFI shall use reasonable best efforts to publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          SECTION 5.11.  NYSE Listing.  JPFI shall use best efforts to cause the
                         ------------
JPFI Common Stock issuable under Article II to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

          SECTION 5.12.  Tax Treatment.  Each of JPFI and RSI shall use best
                         -------------
efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in
Section 6.1(g). The parties will characterize the Merger as such a reorganization for purposes of all tax returns and other filings.

          SECTION 5.13.  Pooling of Interests.  Each of RSI and JPFI shall use
                         --------------------
best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of RSI and JPFI agrees that it shall take no action that would cause such accounting treatment not to be obtained.

          SECTION 5.14.  Standstill Agreements; Confidentiality Agreements.
                         -------------------------------------------------
During the period from the date of this Agreement through the Effective Time, except as JPFI and RSI otherwise mutually agree pursuant to a written instrument, neither RSI nor JPFI shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. Except as JPFI and RSI otherwise mutually agree pursuant to a written instrument, during such period, RSI or JPFI, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

          SECTION 5.15.  Post-Merger Operations.  Following the Effective Time,
                         ----------------------
JPFI shall have its headquarters and principal corporate offices in Columbia, Maryland.

          SECTION 5.16.  Conveyance Taxes.  JPFI and RSI shall cooperate in the
                         ----------------
preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          SECTION 5.17.  8 7/8% Indenture.  Merger Sub, as the Surviving
                         ----------------
Corporation, agrees that it will comply with the provisions of Section 11.1 of the Indenture, dated as of November

1, 1993, between RSI, as issuer, and Norwest Bank Minnesota, N.A., as trustee, as supplemented on May 1, 1996 (relating to a mandatory tender to the holders of the 8-7/8% Senior Subordinated Notes due 2003 thereunder upon a "change of control" (as defined in such Indenture)).

          SECTION 5.18.  Certain Tax Matters.  Provided that the structure of
                         -------------------
the transaction as contemplated in Section 1.1 has not been revised pursuant to
Section 1.7, each of RSI and JPFI agrees that it will not treat the Merger as a change in the ownership or effective control of RSI, or a change in the ownership of a substantial portion of the assets of RSI, each within the meaning of Section 280G of the Code, unless RSI or JPFI, as the case may be, concludes, in its sole discretion, that substantial authority (within the meaning of Section 6621 of the Code) does not exist for such position or unless otherwise required by a determination (as defined in Section 1313 of the Code).



                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          SECTION 6.1.  Conditions to Each Party's Obligation to Effect the
                        ---------------------------------------------------
Merger.  The respective obligation of each party to effect the Merger is subject
------
to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)  Stockholder Approvals.  Each of the RSI Stockholder Approval and
               ---------------------
the JPFI Stockholder Approval shall have been obtained.

          (b)  HSR Act.  The waiting period (and any extension thereof)
               -------
applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)  Governmental, Regulatory and Other Approvals.  (i) Other than the
               --------------------------------------------
filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of RSI, JPFI or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the matters contemplated by Section 6.1(b), the "Requisite Regulatory Approvals") shall have been obtained and (ii) except as would not have a material adverse effect on any of RSI, JPFI or the Surviving Corporation, the consents and approvals set forth on Section 3.1(d) of the RSI Disclosure Schedule and Section

3.2(d) of the JPFI Disclosure Schedule shall have been obtained or shall no longer be required.

          (d)  No Injunctions or Restraints.  No judgment, order, decree,
               ----------------------------
statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on RSI or JPFI, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e)  Form S-4.  The Form S-4 shall have become effective under the
               --------
Securities Act prior to the mailing of the Joint Proxy Statement by each of RSI and JPFI to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

          (f)  NYSE Listing.  The shares of JPFI Common Stock issuable to RSI's
               ------------
stockholders as contemplated by Article II shall have been approved for listing on the NYSE subject to official notice of issuance.

          (g)  Tax Opinions.  JPFI shall have received from Wachtell, Lipton,
               ------------
Rosen & Katz, counsel to JPFI, and RSI shall have received from Jones, Day, Reavis & Pogue, counsel to RSI, an opinion, dated the Closing Date, substantially to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and JPFI and RSI will each be a party to such reorganization within the meaning of Section
368(b) of the Code; (ii)   no gain or loss will be recognized by JPFI or RSI as
a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of RSI upon the exchange of their shares of RSI Common Stock solely for shares of JPFI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of JPFI Common Stock; (iv) the aggregate tax basis of the shares of JPFI Common Stock received solely in exchange for shares of RSI Common Stock pursuant to the Merger (including fractional shares of JPFI Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of RSI Common Stock exchanged therefor; and (v) the holding period for shares of JPFI Common Stock received in exchange for shares of RSI Common Stock pursuant to the Merger will include the holding period of the shares of RSI Common

Stock exchanged therefor, provided such shares of RSI Common Stock were held as capital assets by the stockholder at the Effective Time.

          In rendering such opinions, each of counsel for JPFI and RSI shall be entitled to receive and rely upon representations of fact contained in certificates of officers of JPFI, RSI and stockholders of RSI, which representations shall be in form and substance satisfactory to such counsel.

          (h)  Pooling Letters.  JPFI and RSI shall have received letters from
               ---------------
each of RSI's independent accountants and JPFI's independent accountants, dated as of the Closing Date, in each case addressed to JPFI and RSI, stating that the Merger qualifies for accounting as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 6.2.  Conditions to Obligations of JPFI.  The obligation of
                        ---------------------------------
JPFI to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of RSI set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on RSI.

          (b)  Performance of Obligations of RSI.  RSI shall have performed in
               ---------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)  No Material Adverse Change.  At any time after the date of this
               --------------------------
Agreement there shall not have occurred any material adverse change relating to RSI.

          (d)  RSI Rights Agreement.  The RSI Rights issued pursuant to the RSI
               --------------------
Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

          SECTION 6.3.  Conditions to Obligations of RSI.  The obligation of RSI
                        --------------------------------
to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of JPFI set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on JPFI.

          (b)  Performance of Obligations of JPFI.  JPFI shall have performed in
               ----------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)  No Material Adverse Change.  At any time after the date of this
               --------------------------
Agreement there shall not have occurred any material adverse change relating to JPFI.

          (d)  JPFI Rights Agreement.  The JPFI Rights issued pursuant to the
               ---------------------
JPFI Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1.  Termination.  This Agreement may be terminated at any
                        -----------
time prior to the Effective Time, and (except in the case of 7.1(e) or 7.1(f)) whether before or after the RSI Stockholder Approval or the JPFI Stockholder
Approval:

          (a) by mutual written consent of JPFI and RSI, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

          (b) by either the Board of Directors of JPFI or the Board of Directors of RSI:

               (i) if the Merger shall not have been consummated by April 1, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

              (ii) if the RSI Stockholder Approval shall not have been obtained at a RSI Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

             (iii) if the JPFI Stockholder Approval shall not have been obtained at a JPFI Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

              (iv)  if any Restraint having any of the effects set forth in
     Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

          (c) by the Board of Directors of JPFI (provided that JPFI is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if RSI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or
(b), and (B) is incapable of being cured by RSI or is not cured within 45 days of written notice thereof;

          (d) by the Board of Directors of RSI (provided that RSI is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if JPFI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or
(b), and (B) is incapable of being cured by JPFI or is not cured within 45 days of written notice thereof;

          (e) by the Board of Directors of JPFI, at any time prior to the RSI Stockholders Meeting, if the RSI Board of Directors shall have (A) failed to make, no later than the date of the first mailing of the Joint Proxy Statement to the RSI Stockholders, its recommendation referred to in Section 5.1(b), (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of JPFI; or

          (f) by the Board of Directors of RSI, at any time prior to the JPFI Stockholders Meeting, if the JPFI Board of Directors shall have (A) failed to make, no later than the date of the first mailing of the Joint Proxy Statement to the JPFI Stockholders, its recommendation referred to in Section 5.1(c), (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of RSI.

          SECTION 7.2.  Effect of Termination.  In the event of termination of
                        ---------------------
this Agreement by either RSI or JPFI as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of JPFI or RSI, other than the provisions of the last sentence of Section 5.4, Section 5.8, this Section 7.2, Section 7.5 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither JPFI nor RSI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          SECTION 7.3.  Amendment.  Subject to compliance with applicable law,
                        ---------
this Agreement may be amended by the parties at any time before or after the RSI Stockholder Approval or the JPFI Stockholder Approval; provided, however,
                                                           --------  -------
that after any such approval, there may not be, without further approval of such the stockholders of RSI (in the case of the RSI Stockholders Approval) and the stockholders of JPFI (in the case of the JPFI Stockholders Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of RSI Common Stock hereunder, or which by law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

          SECTION 7.4.  Extension; Waiver.  At any time prior to the Effective
                        -----------------
Time, a party may, subject to the proviso of Section 7.3, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          SECTION 7.5.  Termination Expenses.  (a)  In the event of a
                        --------------------
termination of this Agreement and the abandonment of the Merger at any time (i) by JPFI pursuant to Section 7.1(c) (other than for a nonwillful breach of a representation, warranty, covenant or agreement of RSI contained herein) or
Section 7.1(e) or (ii) by JPFI or RSI pursuant to Section 7.1(b)(ii) (if, at such time, in the case of clause (ii) of this Section 7.5(a), any event has occurred that would give JPFI the right to exercise the RSI Stock Option), and in order to compensate JPFI for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, RSI shall, within one business day following such termination, pay JPFI a fee of $30,000,000 in immediately available funds.

          (b) In the event of a termination of this Agreement and the abandonment of the Merger at any time (i) by RSI pursuant to Section 7.1(d) (other than for a nonwillful breach of a representation, warranty, covenant or agreement of JPFI contained herein) or Section 7.1(f) or (ii) by JPFI or RSI pursuant to 7.1(b)(iii) (if, at such time, in the case of clause (ii) of this Section 7.5(b), any event has occurred that would give RSI the right to exercise the JPFI Stock Option), and in order to compensate RSI for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, JPFI shall, within one business day following such termination, pay RSI a fee of $30,000,000 in immediately available funds.

          (c) A party's right to receive the fee contemplated by this Section 7.5, and its ability to enforce the provisions this Section 7.5, shall not be subject to approval by the stockholders of either JPFI or RSI.



                                  ARTICLE VIII

                               GENERAL PROVISIONS

          SECTION 8.1.  Nonsurvival of Representations and Warranties.  None of
                        ---------------------------------------------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.2.  Notices.  All notices, requests, claims, demands and
                        -------
other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to JPFI, to

          JP Foodservice, Inc.
          9830 Patuxent Woods Drive
          Columbia, Maryland  21046
          Telecopy No:  (410) 312-7149
          Attention:  David M. Abramson, Esq.

          with a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52 Street
          New York, New York  10019
          Telecopy No.:  (212) 403-2000
          Attention:  Edward D. Herlihy, Esq.

          (b)  if to Rykoff, to

          Rykoff-Sexton, Inc.
          1050 Warrenvill Road
          Lisle, Illinois
          Telecopy No.  (717) 830-7112
          Attention:  Robert J. Harter, Jr., Esq.

          with a copy to:

          Jones, Day, Reavis & Pogue
          77 West Wacker
          Chicago, Illinois  10022
          Telecopy No.:  (312) 782-8585
          Attention:  Elizabeth Kitslaar, Esq.

          SECTION 8.3.  Definitions.  For purposes of this Agreement:
                        -----------

          (a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with RSI or JPFI, any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

          (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

          SECTION 8.4.  Interpretation.  When a reference is made in this
                        --------------
Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.5.  Counterparts.  This Agreement may be executed in one or
                        ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.6.  Entire Agreement; No Third-Party Beneficiaries.  This
                        ----------------------------------------------
Agreement (including the documents and instruments referred to herein), the Option Agreements, the Support Agreement and the Confidentiality Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.7.  Governing Law.  This Agreement shall be governed by, and
                        -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 8.8.  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.9.  Consent to Jurisdiction.  Each of the parties hereto (a)
                        -----------------------
consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

          SECTION 8.10.  Headings, Etc.  The headings and table of contents
                         -------------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.11.  Severability.  If any term or other provision of this
                         ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, JPFI and RSI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        JP FOODSERVICE, INC.



                                        By /s/ James L. Miller
                                           -------------------------------------
                                             Name:  James L. Miller
                                             Title: Chairman, President and
                                                    Chief Executive Officer


                                        RYKOFF-SEXTON, INC.



                                        By /s/ Mark Van Stekelenburg
                                           -------------------------------------
                                             Name:  Mark Van Stekelenburg
                                             Title: Chairman and
                                                    Chief Executive Officer



                                        HUDSON ACQUISITION CORP.



                                        By /s/ James L. Miller
                                           -------------------------------------
                                             Name:  James L. Miller
                                             Title: Chairman, President and
                                                    Chief Executive Officer





                              [MERGER AGREEMENT]

                                   Exhibit D
           Form of Affiliate Letter to be signed by JPFI Affiliates

Rykoff-Sexton, Inc.
1050 Warrenville Road
Lisle, Illinois  60532

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of JP Foodservice, Inc., a Delaware corporation ("JPFI"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 30, 1997 (the "Merger Agreement") between JPFI, Rykoff-Sexton, Inc., a Delaware corporation ("RSI") and Hudson Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of JPFI, RSI will be merged with and into Merger Sub (the "Merger").

     I represent to and covenant with RSI that from the date that is 30 days prior to the Effective Time (as defined in the Agreement) I will not sell, transfer or otherwise dispose of shares of RSI capital stock (including, without limitation, RSI Common Stock (as defined in the Merger Agreement)) held by me and that I will not sell, transfer or otherwise dispose of any shares of JPFI capital stock ((including, without limitation, JPFI Common Stock (as defined in the Merger Agreement)) until after such time as results covering at least 30 days of combined operations of JPFI and RSI have been published by JPFI, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of RSI capital stock or JPFI capital stock as will not, in the reasonable judgment of accountants to JPFI, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of RSI and all affiliates of JPFI.

                              Very truly yours,



                              By:__________________________
                                 Name:



Accepted this ____ day of
____________, 1997 by

RYKOFF-SEXTON, INC.



By:______________________
   Name:
   Title:

                                   Exhibit E
            Form of Affiliate Letter to be signed by RSI Affiliates



JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland  21046

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Rykoff-Sexton, Inc., a Delaware corporation ("RSI"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 30, 1997 (the "Merger Agreement"), among JP Foodservice, Inc., a Delaware corporation ("JPFI"), Hudson Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of JPFI, and RSI, RSI will be merged with and into Merger Sub (the "Merger") and that as a result of the Merger, I may receive shares of JPFI capital stock (including, without limitation, JPFI Common Stock (as defined in the Merger Agreement)), in exchange for shares of RSI capital stock (including, without limitation, RSI Common Stock (as defined in the Merger Agreement)), owned by me.

     I represent, warrant and covenant to JPFI that in the event I receive any JPFI capital stock as a result of the Merger:

          (a) I shall not make any sale, transfer or other disposition of the JPFI capital stock in violation of the Act or the Rules and Regulations.

          (b) I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of JPFI capital stock to the extent I believed necessary with my counsel or counsel for RSI.

          (c) I have been advised that the issuance of JPFI capital stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration

     Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of JPFI, I may be deemed to have been an affiliate of RSI and the distribution by me of the JPFI capital stock has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of JPFI capital stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to JPFI, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (d) I understand that, except insofar as I am otherwise entitled to such rights pursuant to that certain Registration Rights Agreement, dated as of May 17, 1996, among RSI and the other persons whose names are set forth on the signature pages thereof, JPFI is under no obligation to register the sale, transfer or other disposition of the JPFI capital stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (e) I also understand that stop transfer instructions will be given to JPFI's transfer agents with respect to the JPFI capital stock and that there will be placed on the certificates for the JPFI capital stock issued to me, or any substitutions therefor, a legend stating in the substance:

               "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

          (f) I also understand that unless the transfer by me of my JPFI capital stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, JPFI reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to JPFI a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to JPFI, to the effect that such legend is not required for purposes of the Act.

     Except insofar as I am a party to the Support Agreement (as defined in the Merger Agreement) (in which case my obligations and rights in respect of the matters that are the subject of this paragraph are as set forth therein), I further represent to and covenant with JPFI that from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of shares of RSI capital stock held by me and that I will not sell, transfer or otherwise dispose of any shares of JPFI Common Stock received by me in the Merger or other shares of JPFI capital stock until after such time as results covering at least 30 days of combined operations of JPFI and RSI have been published by JPFI, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which incudes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of RSI capital stock or JPFI capital stock as will not, in the reasonable judgment of accountants to JPFI, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of RSI and all affiliates of JPFI.

     Execution of this letter should not be construed as an admission by me that I am an "affiliate" of RSI as described in the first paragraph hereof or considered as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date hereof.

     I understand that pursuant to the Merger Agreement, no certificate for JPFI capital stock shall be delivered to me in exchange for certificates representing RSI capital stock until I have executed and delivered this agreement.

                              Very truly yours,



                              By:__________________________
                                 Name:



Accepted this ____ day of
____________, 1997 by

JP FOODSERVICE, INC.



By:______________________
   Name:
   Title:

                                   Exhibit F
                              Form of Amendment to
                          Amended and Restated By-Laws
                                    of JPFI


          The Amended and Restated By-Laws of JPFI (the "JPFI By-Laws") shall be amended at and as of the Effective Time as follows:

          1. The first sentence of the second paragraph of Section 1 of Article IV of the JPFI By-Laws shall be amended by adding between the phrase "who shall be a director," and the phrase "and one or more vice presidents" the phrase "a Vice Chairman of the Board, who shall be a director"; by adding between the phrase "in case of officers other than the Chairman of the Board" and the comma following such phrase, the phrase "or the Vice Chairman of the Board"; and by striking the phrase "as the president or the then senior executive officer may prescribe or determine" and substituting therefor "as the chief executive officer or the then senior executive officer may prescribe or determine".

          2. Paragraph (a) of Section 2 of Article IV of the JPFI By-Laws shall be amended by deleting the caption thereof and substituting therefor "Chairman, Vice Chairman and Chief Executive Officer.", adding, after the first word thereof, the phrase "and Vice Chairman", and by adding at the end thereof the following sentences:

               The Chairman of the Board shall be the chief executive officer of the corporation, shall exercise the powers and authority and perform all of the duties commonly incident to such office and shall perform such other duties as chief executive officer as the Board of Directors shall specify from time to time. The Vice Chairman of the Board of Directors shall, during the absence at a meeting of stockholders of the Corporation or of the Board, or disability, of the Chairman of the Board, have the powers and perform the duties of the Chairman of the Board and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board.

          3. Paragraph (b) of Section 2 of Article IV of the JPFI By-Laws is hereby amended and restated to provide, in its entirety, as follows:

               (b) President. The President shall act in a general executive capacity, shall report to the Chairman of the Board and chief executive officer and shall assist the Chairman of the Board in the administration and operation of the Corporation's business and general supervision of its policies and affairs. The President shall, in the absence at a meeting of stockholders of the Corporation or of the Board, or because of the inability to act, of the Chairman of the Board and the Vice Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the stockholders and of the Board of Directors, if he is a director.

          4. Paragraph (g) of Section 2 of Article IV of the JPFI By-Laws shall be amended by deleting such paragraph in its entirety and replacing it with the following:

                    (g) Compensation.  The compensation of the Chairman of the
               Board, the Vice Chairman of the Board and the Chief Executive Officer shall be fixed by the Board of Directors, and the fact that any officer is a director shall not preclude such officer from receiving compensation or from voting upon the resolution providing the same. The compensation of all other officers of the Corporation shall be fixed by the Chief Executive Officer or, during his absence or disability, by the Board.

          5. Except for the foregoing, the JPFI By-Laws remain in full force and effect with no change thereto.

                                                                       Exhibit G
                                                                       ---------

                             EMPLOYMENT AGREEMENT

          THIS AGREEMENT (the "Agreement") is made and entered into as of the _____ day of _____________, 199_, by and between JP Foodservice, Inc., a Delaware corporation (the "Company"), and Mark Van Stekelenburg (the "Executive").

          WHEREAS, immediately prior to the date hereof, the Executive was the President, Chief Executive Officer and Chairman of the Board of Rykoff-Sexton Inc., a Delaware corporation ("RSI");

          WHEREAS, immediately prior to the date hereof, the Executive was a party to an Amended and Restated Employment Agreement with RSI, dated as of February 2, 1996, as amended by a letter agreement dated June 9, 1997 (the "Prior Agreement");

          WHEREAS, pursuant to an Agreement and Plan of Merger dated June 30, 1997 (the "Merger Agreement") by and among the Company, RSI, and Hudson Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of the Company, as of the date hereof, RSI will be merged with and into Merger Sub, with Merger Sub as the surviving entity (the "Merger");

          WHEREAS, it is a condition precedent to effectuating the Merger that the Executive enter into an employment agreement with the Company in the form hereof, which agreement supersedes any previous employment agreement the Executive may have had with RSI, including, but not limited to, the Prior Agreement.

          NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

          1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be in the employ of the Company upon the terms and conditions herein set forth.

          2. Term. Employment shall be for a term commencing on the closing date of the Merger (the "Effective Date") and, subject to termination under
Section 8, expiring on the third anniversary of the Effective Date.

          3. Duties of the Executive. The Executive shall serve as the Vice Chairman and President of the Company. The Executive shall report solely to the Chief Executive Officer and shall have those duties that are assigned to him by the Chief Executive Officer. The Executive shall devote substantially all of his normal working time and his best efforts, full attention and energies to the duties assigned to him by the Chief Executive Officer. The Company shall use its best efforts to cause the Executive to be elected as a member of its Board of Directors (the "Board") and as Vice Chairman of the Board throughout the term of this Agreement and shall include him in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire. To the extent that it does not interfere with the Executive's employment hereunder, the Executive may (a) serve as an officer or director of, or otherwise participate in any non-competing entity and any education, welfare, social, religious or civic organizations or (b) manage personal and family investments. Nothing in this Section 3 shall be deemed to prohibit the Executive from acquiring, directly or indirectly, solely as an investment, not more than two percent (2%) of any class of securities of any entity that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, including the regulations issued thereunder.

          4.   Compensation.

               (a) During the term of this Agreement, the Company shall pay to the Executive a base salary of not less than $500,000 per annum, which base salary may be increased (but not decreased) from time to time by the Board in its sole discretion, payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

               (b) In addition to base salary, the Executive shall be provided, for each fiscal year ending during the term of this Agreement, an annual bonus opportunity in cash and stock-based incentives at least equal to 100% of the Executive's annual base salary. Each such annual bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the annual bonus is awarded, unless the Executive shall elect to defer the receipt of such annual bonus.

          5.   Executive Benefits.

               (a) During the term of this Agreement, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its subsidiaries.

               (b) During the term of this Agreement, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its subsidiaries.

               (c) During the term of this Agreement, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, use of an automobile and payment of related expenses, as generally provided to other peer executives of the Company. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, the Company shall, during the term of this Agreement, pay all of the Executive's dues and membership assessments of two country clubs, one of which shall be the Riviera Country Club in Los Angeles, California, and such other club memberships as are determined by the Executive and the Board to be useful in connection with the Executive's duties on behalf of the Company. The Company shall also reimburse the Executive for all reasonable expenses incurred at such club(s) on behalf of the Company. In addition, without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, the Executive shall be entitled, during the term of this Agreement, at the Company's expense, to the full use of a new car (including adequate insurance for the Executive, automobile and occupants and full maintenance and operating costs necessary and appropriate to maintain such car in prime and safe operating condition). In the event the Executive terminates his employment for any reason other than for Cause (as defined in Section 9(e)), the Executive shall furthermore be offered the option to acquire the car at the lesser of the book value of the car at the time of the Executive's termination of employment or the lease purchase price provided for in any car lease between the Company and any third party lessor at the time of the Executive's termination of employment. The option to purchase after termination as provided for herein shall be exercised by the Executive no later than 90 days after termination of employment.

               (d) During the term of this Agreement, the Executive shall be entitled to at least four weeks of paid vacation per calendar year. The Executive shall have the right to accrue and carry forward unused vacation.

               (e) The Company shall provide reimbursement for relocation expenses to the Columbia, Maryland area in accordance with RSI's past policies, practices and procedures for senior executives; provided, however, that the Company shall have the right to participate in all decisions relating to the sale of the Executive's residence. Thereafter, reimbursement for relocation expenses shall be in accordance with the Company's practice and procedures for senior executives.

               (f) The Executive's benefits under this Section 5 shall be reduced to the extent that the Executive is or becomes entitled to receive comparable benefits under the terms of the Prior Agreement or the Third Amended and Restated Change in Control Agreement between RSI and the Executive, dated June 9, 1997 (the "Change in Control Agreement").

          6. Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

          7. Place of Performance. In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the offices of the Company located in Columbia, Maryland, except for travel reasonably required for Company business.

          8.   Termination.

               (a) Involuntary Termination. The Executive's employment hereunder may be terminated by the Company for any reason by written notice as provided in
Section 14(f). The Executive's Disability (as defined herein) during the term of the Agreement shall constitute an involuntary termination of employment hereunder, unless the Board expressly extends such employment for a specified time thereafter. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company if the Executive terminates his employment with the Company under the following circumstances: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement; (ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location outside of Columbia, Maryland or more than 35 miles from the location provided in Section 7 hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or (v) during the 30-day period immediately following the first date, after the Effective Date, on which a Change in Control (as defined below) occurs, for any reason or without reason. For purposes of this Section 8(a), any good faith determination by the Executive after the Effective Date as to whether a termination by the Executive should be treated as an involuntary termination by the Company shall be conclusive. Notwithstanding the foregoing, a termination by the Company or by the Executive that is effective on or after the first anniversary of the Effective Date shall not be considered an involuntary termination, provided that the party terminating the Executive's employment provides written notice of such termination to the other party at least 30 days prior to the effective date of such termination.

               (b) Voluntary Termination. (i) By the Executive. The Executive may voluntarily terminate the Agreement (including without limitation by retirement) at any time by notice to the Company as provided in Section 14(f). The Executive's death during the term of the Agreement shall constitute a voluntary termination of employment for purposes of eligibility for Termination Payments and Benefits as provided in Section 9.

               (ii) By the Company. Notwithstanding the provisions of Section 8(a) above, the Company shall have the absolute right to terminate the employment of the Executive effective on or after the first anniversary of the Effective Date, and such termination shall not be considered an involuntary termination, provided that the Company gives written notice of such termination to the executive at least 30 days prior to the effective date of such termination.

               (c) Subject to Section 9 and any benefit continuation requirements of applicable laws, in the event the Executive's employment hereunder is voluntarily or involuntarily terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination, except for any compensation and benefits earned or accrued but unpaid through such date.

          9. Termination Payments and Benefits. If the Executive's employment hereunder is involuntarily terminated by the Company other than for Cause (as defined herein) prior to the end of the term of this Agreement, then the Company shall be obligated to pay to the Executive certain termination payments and make available certain benefits during the termination payment period, as follows:

               (a) Termination Payment Period. The Termination Payment Period shall be the fraction of a year, if any, remaining from the date of termination to the first anniversary of the Effective Date.

               (b) Calculation of Termination Payment. The termination payment shall equal the product of the Termination Payment Period as set forth above in subsection (a) multiplied by the sum of (i) the Executive's highest annual base salary during the three-year period prior to the Executive's termination plus (ii) the Executive's average annual cash incentive compensation award during the three-year period prior to the Executive's termination. For purposes of this subsection (b), the applicable three-year period shall include employment with RSI.

               (c) Method of Payment. The termination payment shall be paid to the Executive in a lump sum payment in cash or by check or wire transfer within five (5) days or the termination of the Executive's employment.

               (d)  Benefits.

                         (i) Notwithstanding any provision to the contrary in any option agreement or other agreement or in any plan, (x) all of the Executive's outstanding stock options shall immediately become exercisable and (y) all restrictions on any other equity awards shall lapse and such awards shall vest.

                         (ii) During the Termination Payment Period as set forth above in subsection (a), the Company shall use its best efforts to maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans and perquisite programs in which the Executive was entitled to participate immediately prior to the Executive's termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such welfare benefits shall be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination. The Company does not guarantee a favorable tax consequence to the Executive for continued coverage and benefits under the Company-sponsored plans nor will it indemnify the Executive for such results except with respect to the life insurance plan made available under Section 5.

                         (iii) Notwithstanding the foregoing, with respect to
                    the Executive's continued coverage under the Company's medical and dental plan, or a successor plan, pursuant to this provision, the Executive's "qualifying event" for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall be his date of termination from the Company.

                         (iv) Any termination payments hereunder shall not be
                    taken into account for purposes of any retirement plan or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.

                         (v) The Company shall provide to the Executive
                    reimbursement for relocation expenses on a basis consistent with the Company's practices for senior executives.

               (e) Termination for Cause. For purposes of this Agreement, "Cause" shall mean

                         (i) the willful and continued failure of the Executive
                    to perform substantially the Executive's duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                         (ii) the willful engaging by the Executive in illegal
                    conduct or gross misconduct which is materially and demonstrably injurious to the Company, its successors or assigns.

          For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

               (f) Change in Control. A "Change in Control" of the Company shall mean any of the following events that occurs after the Effective Date:

                         (i) Individuals who, as of the date hereof, constitute
                    the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined in Section 9(f)(ii)) other than the Board; or

                         (ii) Any individual, entity or group (within the
                    meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Company's stock generally entitled to vote for the election of directors ("Voting Stock") or the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or other transaction (a "Business Transaction"), in each case, unless, following such Business Transaction, (i) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of Voting Stock of the Company or the corporation resulting from such Business Transaction and
                    (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Transaction; or

                         (iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                         (iv) Notwithstanding the foregoing provisions of
                    subsection (f), the Merger shall not constitute a Change in Control.

               (g) Disability Defined. "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company, its successors or assigns or its insurers and acceptable to the Executive or the Executive's legal representative.

               (h) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Executive's coverage under the Company's welfare benefit plans will terminate when the Executive becomes covered under any employee benefit plan made available by another employer and covering the same type of benefits. The Executive shall notify the Company within thirty (30) days after the commencement of any such benefits.

               (i) Effect of Change of Control Agreement and Prior Agreement. The Executive's severance benefits under Section 9 (d) (ii) of this Agreement shall be reduced to the extent that the Executive is or becomes entitled to receive comparable benefits under the terms of the Prior Agreement or the "Change in Control Agreement".

               (j)  Certain Additional Payments by the Company.

                    (i) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this

          Agreement or otherwise (including, without limitation, amounts attributable to the acceleration of vesting of stock options), but determined without regard to any additional payments required under this Section 9(k)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(k)(i), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                    (ii) Subject to the provisions of Section 9(k)(iii), all determinations required to be made under this Section 9(k), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9(k), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Cross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(k) (iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                    (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date than any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (A) give the Company any information reasonably requested by the Company relating to such claim,

                           (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (C) cooperate with the Company in good faith in order effectively to contest such claim, and

                           (D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(k) (iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(k) (iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(k)
(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(k)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


          10.  Additional Covenants of the Executive.

               (a) The Executive acknowledges that (i) the principal business of the Company and its subsidiaries is the broadline foodservice distribution business (the "Present Business"); (ii) the Company and its subsidiaries constitute one of a limited number of persons who have developed the Present Business; (iii) the Executive's work for the Company and its subsidiaries has given and will continue to give him access to the confidential affairs and proprietary information of the Company and its subsidiaries not readily available to the public; and (iv) the agreements and covenants of the Executive contained in this Section 10 are essential to the business and goodwill of the Company. Accordingly, the Executive covenants and agrees that:

               (b) While employed by the Company and for a period of one year following the termination of this Agreement, he will not, (I) in any state (other than any Excluded State, as defined below) where the Company or its subsidiaries is then conducting business, directly or indirectly: (1) engage in the Present Business and any other principal line of business developed by the Company or its subsidiaries during the term of this Agreement which, in each case, is then being conducted by the Company or its subsidiaries (hereinafter collectively referred to as the "Company Business") for the Executive's own account; (2) render any services in any capacity to any person (other than the Company or its affiliates) engaged in such activities; or (3) become interested in any person (other than the Company or its affiliates) engaged in such activities as a partner, shareholder, principal, agent, trustee, consultant or in any other relationship or capacity; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or NASDAQ if the Executive
(A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person, or (II) become an employee of, consultant to, or otherwise render services to any of SYSCO Corporation, Alliant Foodservice (formerly Kraft) or any of their respective affiliates or successors. For purposes of this Section 10(a), "Excluded State" shall mean any state in which annual sales of the Company Business in the most recently completed fiscal year were less than $1 million.

               (c) During the Employment Period and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company Business and to the Company and its affiliates learned by the Executive heretofore or hereafter, directly or indirectly, from the Company and its affiliates, including any information concerning the business, affairs, customers, clients, sources or supply and customer lists of the Company and its affiliates (the "Confidential Company Information") and shall not disclose them to anyone except with the Company's express written consent and except for Confidential Company Information which (1) is at the time of receipt or thereafter becomes publicly known, through no breach of this Agreement by the Executive or (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement by the Executive. These rights of the Company are in addition to and without limitation to those rights and remedies available under common law for protection of the types of such confidential information which constitute "trade secrets" as construed under controlling law.

          (d) For a period of one year following the termination of this Agreement, the Executive shall not, without the Company's prior written consent, directly or indirectly, knowingly solicit or encourage to leave the employment of the Company and its subsidiaries, any employee of the Company or any of its subsidiaries or hire any employee who has left the employment of the Company or any of its subsidiaries within one year of the termination of such employee's employment with the Company or any of its subsidiaries.

          (e) Any Confidential Company Information (including any memoranda, notes, lists, records and other documents and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Company's Business or the Company or any of its affiliates shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 10 and shall be delivered to the Company at any time on request.

          (f) If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 10 (the "Restrictive Covenants"), the Company shall have the right and remedy, in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          11. Arbitration. In the event of any dispute, controversy or claim arising out of any provisions of this Agreement (excluding, however, any dispute, controversy or claim arising out of Section 10), the parties agree to submit such dispute, controversy or claim to arbitration and that the determination in such arbitration shall be final and binding. Arbitration shall be effected in the State of Maryland by a panel of three arbitrators in accordance with the commercial arbitration rules then in force of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. In the event of any conflict between the rules and the provisions of this Section 11, the provisions of this Section 11 shall govern. The arbitrators shall interpret this Agreement in accordance with the substantive laws of the State of Maryland. Any judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof, with costs of the arbitration to be borne equally by the parties, except that each party shall pay the fees and expenses of its own counsel in the arbitration.

          12. Legal Fees and Expenses. In the event of litigation between the parties regarding interpretation or enforcement of this Agreement, the parties agree that the prevailing party shall be entitled to recover reasonable attorneys' and related fees and expenses incurred in connection with the litigation.

          13. Certain Agreements with RSI. From and after the Effective Date, the Change in Control Agreement, the Prior Agreement and the Supplemental Retirement Plan for the Executive, originally effective as of July 20, 1994, and as amended effective June 19, 1995, between RSI and the Executive (the "Supplemental Retirement Plan") shall remain in full force and effect. The Company will, and will cause Merger Sub to, honor and perform the Change in Control Agreement, the Prior Agreement and the Supplemental Retirement Plan in accordance with their respective terms, as modified by this Section 15. The commencement of the Executive's employment with the Company on the Effective Date under the terms of this Agreement shall be treated as follows:

               (a) For purposes of the Change in Control Agreement, the employment of the Executive with RSI shall be treated as having been terminated by RSI after the occurrence of a Change in Control other than by reason of the Executive's death. The Date of Termination shall be deemed to be the day immediately prior to the Effective Date; provided, however, for purposes of
Section 3(C) of the Change in Control Agreement, the Date of Termination shall be deemed to be the date of termination of the Executive's employment with the Company. Except as modified by the preceding sentence, as used in this Section 13(a), the terms "Change in Control" and "Date of Termination" shall have the meanings assigned to such terms in the Change in Control Agreement. The applicable benefit plans and perquisite programs shall be determined based upon those in effect at RSI immediately prior to the Effective Date.

               (b) For purposes of the Prior Agreement, the employment of the Executive with RSI shall be treated as having been involuntarily terminated by RSI other than for Cause. Such termination shall be deemed to have been implemented with prior written notice and to be effective on the day prior to the EFfective Date; provided, however, that (i) for purposes of the third paragraph of Section 9(d) of the Prior Agreement, the Executive's "qualifying event" shall be deemed to be the date of termination with the Company, and (ii) for purposes of Section 9(b) of the Prior Agreement, coverage by the Company or any Affiliate shall not be taken into account. For purposes of the second paragraph of Section 9(d) of the Prior Agreement, the applicable benefit plans and perquisite programs shall be determined based upon those in effect at RSI immediately prior to the Effective Date.

               (c) For purposes of the Supplemental Retirement Plan, the employment of the Executive with RSI and all Affiliates shall be treated as having been terminated other than by reason of his death or an approved leave of absence. The Executive's Termination of Employment shall be deemed to occur on the date immediately prior to the Effective Date; provided, however, that (i) for purposes of Section 4.6 of the Supplemental Retirement Plan, the employment by the Company or any affiliate on or after the Effective Date shall not be treated as reemployment by the Employer or an Affiliate for purposes of the Supplemental Retirement Plan, and (ii) the Executive's accrued benefit under the Qualified Pension Plan for purposes of Section 4.1(a)(ii) of the Supplemental Retirement Plan shall be based on his accrued benefit under the Qualified Pension Plan determined as of the day immediately prior to the Effective Date. Except as provided in this Section 13(c), the terms "Affiliate", "Termination of Employment", "Qualified Pension Plan" and "Employer" shall have the meanings assigned to such terms in the Supplemental Retirement Plan.

          14.  Miscellaneous.

               (a) Affiliate Definition. "Affiliate" shall mean any person, firm or corporation which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the persons specified.

               (b) Company, Successors and Assigns Definitions. (i) The Company, its successors or assigns shall mean the Company and/or its past, present and future affiliates, divisions, subsidiaries, facilities, parents, successors, predecessors and assigns, and their respective past, present and future officers, directors, managers, shareholders, agents, representatives, attorneys and employees.

          (ii) RSI, its successors or assigns shall mean RSI and/or its past, present and future affiliates, divisions, subsidiaries, facilities, parents, successors, predecessors and assigns, and their respective past, present and future officers, directors, managers, shareholders, agents, representatives, attorneys and employees.

               (c) Amendments. This Agreement may be amended only by a writing executed by each of the parties hereto.

               (d) Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties; provided, however, that the Prior Agreement, the Change in Control Agreement and the Supplemental Retirement Plan shall be subject to Section 13.

               (e) Law and Interpretation. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Maryland. With respect to each and every term and condition in this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

               (f) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within 12 hours after being sent by telecopy, with telecopy confirmation, and (c) when received (as established by written receipt) if sent by established overnight courier to the parties (and to the persons to whom copies shall be sent) at:

     To the Company:     JP Foodservice, Inc.
                         9830 Patuxent Woods Drive
                         Columbia, Maryland 21046
                         Telecopy No.:  (410)  312-7149
                         Attention:  David M. Abramson, Esq.

     With a copy to:     Wachtell, Lipton, Rosen and Katz
                         51 West 52nd Street
                         New York, New York  10019
                         Telecopy No.:  (212) 403-2000
                         Attention:  Edward D. Herlihy, Esq.

     To the Executive:   Mr. Mark Van Stekelenburg
                         34 Deverell Drive
                         North Barrington, Illinois  60010
                         Telecopy No.:

     With a copy to:
                         -----------------------------

                         -----------------------------

                         -----------------------------

                         -----------------------------

                         -----------------------------


Any party by notice given to the other party in accordance with this Section 14(f) may change the address or the persons to whom notices or copies thereof shall be directed.

               (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

               (h) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs, as set forth herein, but no rights, obligations or liabilities hereunder shall be assignable by the Executive without the prior written consent of the Company, its successors or assigns.

               (i) Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only be a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other further exercise thereof or the exercise of any other such right, power or privilege.

               (j) Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the Executive has executed, and the Company has caused its duly authorized representative to execute, this Agreement as of the date first above written.


                                          JP FOODSERVICE, INC.

                                          By
                                             -------------------------------


                                          ----------------------------------
                                          Mark Van Stekelenburg